Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Robert Doetsch
Director, Investor Relations	Director, Public Relations
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	robert_doetsch@kellyservices.com

KELLY SERVICES REPORTS REVENUE AND EARNINGS

FOR THE 4th QUARTER AND YEAR ENDED DECEMBER 28, 2003

TROY, MI (January 21, 2004)—Kelly Services, Inc., a global provider of staffing services, today announced revenue and earnings results for the fourth quarter and year ended December 28, 2003.

Terence E. Adderley, Kelly Services chairman and chief executive officer, announced revenue for the fourth quarter of 2003 totaled $1.165 billion, an 11.1% increase compared to the $1.048 billion for the corresponding quarter in 2002. Revenue for the fourth quarter increased 6.2% compared to the third quarter of 2003. Revenue for the year totaled $4.325 billion, a 6.6% increase compared to the $4.057 billion for 2002.

On constant currency basis total revenue for the fourth quarter of 2003 increased 7.2% compared to the corresponding quarter of 2002. Constant currency revenue for the full year of 2003 increased by 3.3% compared to 2002.

Net earnings for the fourth quarter of 2003 totaled $1.8 million, compared to $7.3 million reported for the fourth quarter of 2002. Net earnings for the fourth quarter increased by 20.5% compared to the third quarter of 2003. Net earnings for 2003 totaled $5.1 million, compared to the $18.6 million earned during 2002.

Diluted earnings per share in the fourth quarter of 2003 were $0.05 per share, as compared to fourth quarter 2002 earnings of $0.21 per share. Diluted earnings per share increased $0.01 sequentially compared to the third quarter of 2003. Diluted earnings per share for 2003 were $0.14 per share, compared to the $0.52 per share earned in 2002.

Commenting on the results, Adderley said, “We achieved a new sales record of $4.325 billion. With revenue growth of nearly 7% for the year, we in fact exceeded our record sales of $4.251 billion achieved in 2000. We continued to gain market share and are well positioned for 2004.

“However, as good as sales were, we are still a long way from our pre-recession earnings. We remain committed to returning to and exceeding our historic earnings levels, and expect to accomplish that over the next three to four years.

“Year over year, revenue in our U.S. Commercial staffing segment increased 4.0% during the fourth quarter, compared to the 2.6% decrease reported in the third quarter of 2003. The U.S. Commercial gross profit rate decreased 2.0 percentage points primarily due to increased workers’ compensation costs and customer and service line mix. Expenses increased 7.2% compared to last year. Operating earnings totaled $23.1 million, a decrease of 33.0% compared to last year.

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“Revenue in our Professional, Technical, and Staffing Alternatives (PTSA) segment increased by 4.1% during the fourth quarter, compared to a third quarter decrease of 0.4%, with the individual business units showing mixed rates of growth. Kelly Financial Resources and Kelly Law Registry were the leading staffing unit performers in the fourth quarter. Kelly HR First and Kelly Vendor Management also continued to exhibit strong revenue growth. Kelly Scientific Resources, Kelly Home Care and the Automotive Services Group experienced revenue decreases during the quarter. The PTSA gross profit rate increased five-tenths of one percent compared to last year, while expenses increased 6.0% as compared to 2002. Operating earnings totaled $14.9 million and increased 8.6% on a year-over-year basis.

“International revenue, as measured in U.S. dollars, increased 30.6% during the fourth quarter, as compared to a 19.4% increase in the third quarter. The International gross profit rate decreased by 1.9 percentage points, due to gross profit rate decreases in UK, Continental Europe and Asia Pacific. Fee based income showed a small increase. Operating expenses increased by 21.0% in U.S. dollar terms. International operating earnings totaled $1.6 million, compared to earnings of $2.7 million last year.

“On a constant currency basis, International revenue increased 16.0% in the fourth quarter, as compared to 10.1% growth in the third quarter. Constant currency revenue growth was positive in all regions: Americas increased 11%, Asia Pacific increased 21%, UK/Ireland increased 30% and Continental Europe increased 10%. Expenses increased by 7.3% on a constant currency basis.

“As we prepare for 2004, the greatest unknown is the pace of economic recovery. In our judgment, the greatest probability is that this will be a more gradual recovery with a longer duration. Using moderate growth as a guideline, we expect that first quarter 2004 results will range from a loss of $0.01 per share to earnings of $0.04 per share, as compared to earnings of $0.01 per share in the first quarter of 2003.”

In conjunction with its fourth quarter earnings release, Kelly Services, Inc. will host a conference call at 9:00 a.m. (ET) on January 21, 2004 to review the results. The call may be accessed in one of the following ways:

Via the Telephone:

U.S.	888-730-9134
International	1-773-756-4625

The conference call leader is Terence Adderley

The passcode is Kelly Services

Via the Internet:

You may access the call via the Internet through Kelly Services website:

www.kellyservices.com

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including federal, state and international tax laws, the company’s ability to effectively manage its information technology programs, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering human resources solutions that include temporary services, staff leasing, outsourcing, vendor on-site and full-time placement. With more than 2,400 company owned and operated offices in 26 countries, Kelly provides to its customers nearly 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education and health care. Revenue in 2003 was $4.3 billion. Visit www.kellyservices.com.

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 13 WEEKS ENDED DECEMBER 28, 2003 AND DECEMBER 29, 2002

(UNAUDITED)

(In thousands of dollars except per share data)

	2003	2002	Change	% Change
Revenue from services	$1,164,973	$1,048,201	$116,772	11.1%
Cost of services	978,905	866,913	111,992	12.9

Gross profit	186,068	181,288	4,780	2.6
Selling, general and administrative expenses	182,879	169,272	13,607	8.0

Earnings from operations	3,189	12,016	(8,827)	(73.5)
Interest (expense) income, net	(119)	104	(223)	(214.4)

Earnings before taxes	3,070	12,120	(9,050)	(74.7)
Income taxes	1,258	4,787	(3,529)	(73.7)

Net earnings	$1,812	$7,333	$(5,521)	(75.3	) %

Basic earnings per share	$0.05	$0.21	$(0.16)	(76.2	) %

Diluted earnings per share	$0.05	$0.21	$(0.16)	(76.2	) %

STATISTICS:
Gross profit rate	16.0%	17.3%	(1.3)%
Expenses as a % of revenue	15.7	16.1	(0.4)
% Return—Earnings from operations	0.3	1.1	(0.8)
Earnings before taxes	0.3	1.2	(0.9)
Net earnings	0.2	0.7	(0.5)
Effective income tax rate	41.0	39.5	1.5
Average number of shares outstanding (thousands):
Basic	34,692	35,522
Diluted	34,945	35,637

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 52 WEEKS ENDED DECEMBER 28, 2003 AND DECEMBER 29, 2002

(In thousands of dollars except per share data)

	2003	2002	Change	% Change
Revenue from services	$4,325,155	$4,056,945	$268,210	6.6%
Cost of services	3,628,524	3,364,219	264,305	7.9

Gross profit	696,631	692,726	3,905	0.6

Selling, general and administrative expenses	687,894	662,334	25,560	3.9

Earnings from operations	8,737	30,392	(21,655)	(71.3)
Interest (expense) income , net	(77)	362	(439)	(121.3)

Earnings before taxes	8,660	30,754	(22,094)	(71.8)
Income taxes	3,550	12,185	(8,635)	(70.9)

Net earnings	$5,110	$18,569	$(13,459)	(72.5)%

Basic earnings per share	$0.14	$0.52	$(0.38)	(73.1)%

Diluted earnings per share	$0.14	$0.52	$(0.38)	(73.1)%

STATISTICS:
Gross profit rate	16.1%	17.1%	(1.0)%
Expenses as a % of revenue	15.9	16.3	(0.4)
% Return—Earnings from operations	0.2	0.7	(0.5)
Earnings before taxes	0.2	0.8	(0.6)
Net earnings	0.1	0.5	(0.4)
Effective income tax rate	41.0	39.6	1.4
Average number of shares outstanding (thousands):
Basic	35,289	35,724
Diluted	35,355	35,900

KELLY SERVICES, INC.

RESULTS OF OPERATIONS BY SEGMENT

(In thousands of dollars)

	Fourth Quarter (Unaudited)
	2003	2002	Change	% Change
Revenue from Services:
U.S. Commercial Staffing	$569,210	$547,485	$21,725	4.0%
PTSA	228,557	219,462	9,095	4.1
International	367,206	281,254	85,952	30.6

	$1,164,973	$1,048,201	$116,772	11.1%

Earnings from Operations:
U.S. Commercial Staffing	$23,072	$34,418	$(11,346)	(33.0)%
PTSA	14,891	13,711	1,180	8.6
International	1,571	2,684	(1,113)	(41.5)
Corporate	(36,345)	(38,797)	2,452	6.3

	$3,189	$12,016	$(8,827)	(73.5)%

	December Year to Date
	2003	2002	Change	% Change
Revenue from Services:
U.S. Commercial Staffing	$2,131,529	$2,104,622	$26,907	1.3%
PTSA	895,002	870,370	24,632	2.8
International	1,298,624	1,081,953	216,671	20.0

	$4,325,155	$4,056,945	$268,210	6.6%

Earnings from Operations:
U.S. Commercial Staffing	$92,943	$118,656	$(25,713)	(21.7)%
PTSA	52,992	50,954	2,038	4.0
International	(984)	4,931	(5,915)	(120.0)
Corporate	(136,214)	(144,149)	7,935	5.5

	$8,737	$30,392	$(21,655)	(71.3)%

KELLY SERVICES, INC.

RECONCILIATION OF CONSTANT CURRENCY

REVENUE FROM SERVICES TO REPORTED REVENUE FROM SERVICES

(In thousands of dollars)

	Fourth Quarter (Unaudited)
	2003	2002	Change	% Change
US Commercial	$569,210	$547,485	$21,725	4.0%
PTSA	228,557	219,462	9,095	4.1
International—constant currency*	326,338	281,254	45,084	16.0

Revenue from services—constant currency	1,124,105	1,048,201	75,904	7.2%
Foreign currency impact	40,868	—	40,868

Revenue from services	$1,164,973	$1,048,201	$116,772	11.1%

	December Year to Date
	2003	2002	Change	% Change
US Commercial	$2,131,529	$2,104,622	$26,907	1.3%
PTSA	895,002	870,370	24,632	2.8
International—constant currency*	1,164,836	1,081,953	82,883	7.7

Revenue from services—constant currency	4,191,367	4,056,945	134,422	3.3%
Foreign currency impact	133,788	—	133,788

Revenue from services	$4,325,155	$4,056,945	$268,210	6.6%

*	Information on constant currencies is provided to allow investors to separate the impact of foreign currency translations on reported results. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

KELLY SERVICES, INC. AND SUBSIDIARIES

BALANCE SHEETS

(In thousands of dollars)

	December 28, 2003	December 29, 2002
Current Assets
Cash and equivalents	$76,378	$100,936
Short-term investments	457	599
Accounts receivable, less allowances of $14,983 and $12,533, respectively	658,090	567,517
Prepaid expenses and other current assets	31,784	26,387
Deferred taxes	24,962	23,916

Total current assets	791,671	719,355
Property and Equipment, Net	188,122	202,332
Noncurrent Deferred Taxes	14,606	21,065
Goodwill, Net	85,788	80,260
Other Assets	57,550	49,121

Total Assets	$1,137,737	$1,072,133

Current Liabilities
Short-term borrowings	$39,190	$24,770
Accounts payable	92,265	85,310
Payroll and related taxes	200,503	181,585
Accrued insurance	36,016	27,912
Income and other taxes	49,342	47,617

Total current liabilities	417,316	367,194
Noncurrent Liabilities
Accrued insurance	58,763	45,540
Accrued retirement benefits	48,025	40,335

Total noncurrent liabilities	106,788	85,875
Stockholders’ Equity
Common stock	40,116	40,116
Treasury stock	(113,158)	(92,159)
Paid-in capital	19,096	17,902
Earnings invested in the business	656,726	665,759
Accumulated foreign currency adjustments	10,853	(12,554)

Total stockholders’ equity	613,633	619,064

Total Liabilities and Stockholders’ Equity	$1,137,737	$1,072,133

STATISTICS:
Working Capital	$374,355	$352,161
Current Ratio	1.9	2.0
Debt-to-Capital %	6.0%	3.8%
Global Days Sales Outstanding
Quarter	51	49
Year-to-date	55	51

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE 52 WEEKS ENDED DECEMBER 28, 2003 AND DECEMBER 29, 2002

(In thousands of dollars)

	2003	2002
Cash flows from operating activities
Net earnings	$5,110	$18,569
Noncash adjustments:
Depreciation and amortization	47,795	45,428
Increase in accounts receivable, net	(63,516)	(9,420)
Changes in operating assets and liabilities	41,204	35,029

Net cash from operating activities	30,593	89,606

Cash flows from investing activities
Capital expenditures	(30,222)	(33,406)
Decrease in short-term investments	142	31
Increase in other assets	(2,487)	(3,476)

Net cash from investing activities	(32,567)	(36,851)

Cash flows from financing activities
Increase (decrease) in short-term borrowings	10,280	(11,723)
Dividend payments	(14,143)	(14,293)
Stock options and other	3,865	991
Purchase of treasury stock	(26,149)	(13,216)

Net cash from financing activities	(26,147)	(38,241)

Effect of exchange rates on cash and equivalents	3,563	2,961

Net change in cash and equivalents	(24,558)	17,475
Cash and equivalents at beginning of period	100,936	83,461

Cash and equivalents at end of period	$76,378	$100,936